Exhibit 10.1
AGREEMENT
     THIS AGREEMENT (“Agreement”) is made as of the 28th day of November, 2008, by and between MATTHEW J. ROSGONE (“Executive”) and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation (the “Corporation”) (Executive and the Corporation are referred to sometimes hereinafter individually as “Party” and collectively as, the “Parties”).
WITNESSETH:
     WHEREAS, Executive currently is employed by the Corporation as its Vice President, Operations; and
     WHEREAS, the Corporation has determined it appropriate to terminate the Executive’s employment with the Corporation effective as of 11:59 p.m. on October 17, 2008 (the “Date of Termination”); and
     WHEREAS, on and subject to the terms and conditions of this Agreement, Executive and the Corporation desire to settle fully and finally all matters between them, including, without limitation, any matters that relate to Executive’s employment, the termination of that employment, or Executive’s association with the Corporation generally, whether as an employee, officer, shareholder or otherwise.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:
     1. Termination. Executive’s position with the Corporation is hereby terminated, effective as of the Date of Termination. From and after the Date of Termination, Executive shall not make any statements or engage in conduct which would lead any person or entity to believe that he is an employee, officer, consultant (except as set forth in Section 11 hereof), agent or other authorized representative of the Corporation or any of its subsidiaries.
     2. Separation Pay.
          (a) The Corporation shall pay to Executive as separation pay the following payments, to be paid within ten days following the date of execution of this Agreement:
(i)	an amount equal to the sum of (A) Executive’s base salary through the Date of Termination to the extent not theretofore paid and (B) any vacation pay and other cash entitlements accrued by Executive as of the Date of Termination to the extent not theretofore paid; and

(ii)	forty two (42) weeks of the Executive’s current base salary, which equals the sum of $139,017.06.
          (b) The Corporation will withhold from any amount to be paid to Executive pursuant to Section 2(a) the appropriate deductions as required by federal, state and local law, and the net amount will be paid to Executive.

          (c) The Corporation hereby acknowledges that all options to acquire stock of the Corporation held by Executive under the Corporation’s 1995 Long-Term Incentive Plan and 2006 Long-Term Incentive Plan which are vested as of the Date of Termination shall remain exercisable by Executive as provided under the terms of these plans.
     3. Continuation of Certain Benefits. From the Date of Termination and continuing until the end of the month of the date forty two (42) weeks following the date of execution of this Agreement, Executive shall be entitled to continue to receive the medical, dental and vision insurance benefits provided by the Corporation to Executive as of the Date of Termination, as though he had remained in the employment of the Corporation for such period. The Corporation shall not be required to pre-fund its obligation to pay the foregoing difference. Notwithstanding the foregoing, the Corporation shall not be required to provide to the Executive the medical, dental and vision benefits described in this Section 3 unless the Executive shall have timely elected COBRA continuation coverage, and the COBRA continuation period shall run concurrently with the nine-month period described above.
     4. Outplacement Services. In addition to the separation pay and benefits described in Sections 2 and 3 hereof, the Corporation shall make available to the Executive outplacement services with Challenger, Gray & Christmas, Inc. or such other executive placement service provider as the Corporation shall determine and shall bear the expense of such services for Executive’s benefit up to a maximum of $6,000.00. The maximum period during which expenses may be incurred shall expire on December 31 of the second calendar year following the Date of Termination and any reimbursements of the Executive to be made by the Corporation for such expenses shall be made no later than December 31 of the third calendar year following the Date of Termination.
     5. Return of Corporation Property. Executive agrees that he will promptly return to the Corporation all property belonging to the Corporation and that he will otherwise comply with the Corporation’s normal employment termination procedures. By way of example only, the Corporation’s property includes, but is not limited to, items such as keys, vehicles, credit cards, cell phones, pagers, computers, all originals and copies (regardless of the form or format on which such originals and copies are maintained) of all Corporation specifications and pricing information, all customer lists and other customer-related information, all supplier lists and other supplier-related information, computer discs, tapes and other documents which relate to the business of the Corporation and/or its customers and/or its suppliers.
     6. Standstill Provision. Through the second anniversary of the Date of Termination, Executive and his Representatives (as defined below) shall not, directly or indirectly, without the prior written consent of the Board: (a) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, more than five percent of any outstanding class of voting securities or securities convertible into voting securities of the Corporation, (b) propose to, or attempt to induce any other individual or entity to, enter into, directly or indirectly, any merger, consolidation, business combination, asset purchase (other than routine purchases in the ordinary course of business of product offered for sale by the Corporation) or other similar transaction involving the Corporation or any of its affiliates, (c) make, or in any way participate in any solicitation of proxies to vote, execute any consent as a Corporation shareholder, act to call a meeting of the Corporation’s shareholders, make a proposal to be acted upon by the Corporation’s shareholders or seek to advise or influence any person with respect to the voting or not voting of any securities of the Corporation, (d) form, join or in any way participate in a partnership, syndicate, joint venture or other “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), with respect to any voting securities of the Corporation or transfer Executive’s voting rights with respect to any securities of the Corporation (by voting trust or otherwise), (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Corporation or seek a position on the Board, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, or (g) advise, assist or encourage any other persons in connection with any of the foregoing. If Executive has initiated any of the foregoing activities prior to the Date of Termination, Executive shall cease, terminate and otherwise refrain from conducting such activities and shall take any and all necessary steps to effect the foregoing and any proposals made by Executive as a shareholder of the Corporation on or before the Date of Termination, are hereby withdrawn. As used herein, the term “Representative” shall include Executive’s employees, agents, investment bankers, advisors, affiliates and associates of any of the foregoing and persons under the control of any of the foregoing (as the term “affiliate,” “associate” and “control” are defined under the 1934 Act). Executive also agrees during such period not to request the Corporation or its representatives, directly or indirectly, to amend or waive any provision of this Section 6 (including this sentence) to take any action which might require the Corporation to make a public announcement regarding the possibility of a merger, consolidation, business combination or other transaction of any kind with the Executive or any affiliate of the Executive.
     7. Mutual General Release and Covenant Not-to-Sue.
          (a) By Executive.
(i)	Executive, for himself, his agents, attorneys, representatives, affiliates, heirs and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases, discharges and holds harmless the Corporation, its subsidiaries and other affiliates, predecessors, successors and benefit plans, their respective shareholders, officers, directors, employees, administrators, agents and representatives, insurers and re-insurers, claims professionals, attorneys, heirs and assigns (individually, a “Releasee” and collectively, “Releasees”), from any and all Claims which Executive may have had, may now have, or may hereafter claim or assert against the Releasees on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment or other association with the Corporation, its subsidiaries or other affiliates (as an employee, director, officer, shareholder or otherwise) or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Date of Termination. As used herein, “Claims” shall mean all claims, counterclaims, cross-claims, actions, causes of action, demands, obligations, debts, disputes, covenants, contracts, agreements, rights, suits, rights of contribution and indemnity, liens, expenses, assessments, penalties, charges, injuries, losses, costs (including, without limitation, attorneys’ fees and costs of suit), damages (including, without limitation, compensatory, consequential, bad faith or punitive damages), and liabilities, direct or indirect, of any and every kind, character, nature and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, in contract or in tort (including, without limitation, bad faith and negligence of any kind) or otherwise, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, fixed or contingent, liquidated or unliquidated, state or federal, under common law, statute or regulation. Without limiting the generality hereof, this release covers Claims based upon torts (such as, for example, negligence, fraud, defamation, wrongful discharge); express and implied contracts (except this Agreement); federal, state or local statutes and ordinances; and every other source of legal rights and obligations which may be validly waived or released.

“Claims” shall also include, without limitation, all claims under the Sarbanes-Oxley Act, any alleged violation of Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act of 1990, as amended, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, The Employee Retirement Income Security Act of 1974, as amended, The Age Discrimination in Employment Act of 1967, as amended, The Older Workers Benefit Protection Act, The Pennsylvania Human Relations Act, as amended, the Family and Medical Leave Act, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, any public policy, contract, tort or common law; or any allegation for costs, fees or other expenses, including attorneys’ fees incurred in these matters.

(ii)	Executive covenants and represents that he has not filed and will not in the future file or permit to be filed in his name, or on his behalf, any lawsuit or other legal proceeding (including but not limited to any claim for unemployment compensation benefits) asserting Claims which are within the scope of the release in Section 7(a)(i) against any of the Releasees. Further, Executive represents and warrants that he has not suffered any on-the-job injury for which he has not filed a claim.

(iii)	Nothing contained in this Section 7(a) shall be deemed to waive any remedy available to Executive at law or in equity in the event of a breach by the Corporation of its obligations under this Agreement.

(iv)	Excluded from the release and covenant not to sue set forth in Sections 7(a)(i) and 7(a)(ii), respectively, are any Claims which cannot be waived by law, any rights that may arise after the Date of Termination (including matters arising pursuant to this Agreement) and any claim against any Releasee for fraud, deceit, theft or misrepresentation.

(v)	Executive acknowledges and agrees that it is his intention that the release set forth in Section 7(a)(i) be effective as a full and final release of each and every thing released herein.
          (b) By the Corporation.
(i)	The Corporation, for itself, its subsidiaries and other affiliates, agents, attorneys, representatives, heirs and assigns and all persons claiming by, through, for or under any of them or on any of their behalf, hereby fully and forever releases, discharges and holds harmless Executive, his affiliates, agents, representatives, attorneys, heirs and assigns (individually, an “Executive Releasee” and collectively, “Executive Releasees”), from any and all Claims which the Corporation may have had, may now have, or may hereafter claim or assert against the Executive Releasees, on account of any matter whatsoever, arising out of or relating to (A) Executive’s employment or termination of employment, service as a director of or fiduciary acting on behalf of the Corporation, or any other association with the Corporation, its subsidiaries or any of its other affiliates (whether as an employee, officer, shareholder or otherwise), or (B) any other act, event, failure to act or thing which has occurred or was created at any time on or before the Date of Termination.

(ii)	The Corporation covenants and represents that it has not filed and will not in the future file or permit to be filed in its name, or on its behalf, any lawsuit or other legal proceeding asserting Claims which are within the scope of this release against any of the Executive Releasees.

(iii)	Excluded from the release and covenant not to sue set forth in Sections 7(b)(i) and 7(b)(ii), respectively, are any Claims which cannot be waived by law, any rights that may arise after the Date of Termination (including matters arising pursuant to this Agreement) and any Claims against any Executive Releasee for fraud, deceit, theft or misrepresentation.

(iv)	The Corporation acknowledges and agrees that it is its intention that the release set forth in Section 7(b)(i) be effective as a full and final release of each and every thing released herein.

     8. Non-Disclosure and Non-Competition Agreement. The Corporation and Executive acknowledge that they are parties to a Non-Disclosure and Non-Competition Agreement dated February 26, 1996 (the “NDNCA”). Following the Date of Termination, Executive shall continue to remain bound by the covenants and agreements of the NDNCA which are stated therein to survive or continue beyond the termination of Executive’s employment. In addition, Executive agrees that for a further period nine months following the Date of Termination, Executive shall not, in the United States of America, or in any other country of the world in which the Corporation or any of its subsidiaries do business, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, corporation or other entity, engage or participate in, become employed by, be connected with, lend credit or money to, furnish consultation or advice or permit her name to be used in connection with, any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity engaged in the business of: (a) providing testing or other electronic equipment for the telecommunications or cable television industry; or (b) selling or attempting to sell any products or services which are the same as or similar to: (i) products or services sold by the Corporation within the two years immediately prior to the Date of Termination; or (ii) new products of the Corporation with respect to which the Corporation had allocated engineering resources as of the Date of Termination to develop such new products. Executive represents and warrants that despite the restrictions set forth in this Section 8, Executive will be able to be gainfully employed and support himself and his family by employment in an entity that is not engaged in a Competing Business.
     9. Non-Admission of Liability. It is acknowledged and agreed that nothing contained herein, including but not limited to the consideration paid hereunder, constitutes or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of either Party hereto.
     10. Non-Disparagement.
          (a) Executive agrees that he will not, directly or indirectly, make any disparaging statements about the Corporation or any Releasee to any current, former or prospective employer, any applicant referral source, any current, former or prospective employee of the Corporation, any current, former or prospective customer or supplier of the Corporation, the media, or to any other person or entity.
          (b) The Corporation agrees that none of the members of the Board or the Senior Leadership Team of the Corporation as constituted on the date hereof, will make any disparaging statements about Executive to any former or prospective employer of Executive, the media, or to any other person or entity. The Corporation will instruct these employees not to make any disparaging statements about Executive.
          (c) As used in this Section 10, the term “disparaging statement” means any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the integrity, competence, or good character of the person or entity to whom the communication relates.

     11. Consulting Services. During the four (4) week period following the Date of Termination, Executive agrees, without payment of additional compensation, to make himself available as a consultant to the Corporation as may be reasonably requested by the Corporation. Such consulting services shall be provided either at the Corporation’s business location or from a remote location. Executive will not be required to provide more than 40 hours of consulting services per week. Executive shall be reimbursed for all legitimate business expenses incurred in the performance of such services in accordance with the Corporation’s prevailing policies and procedures relating thereto.
     12. Remedies for Breach. Each Party will be entitled to pursue any remedy available at law or in equity for any breach of this Agreement by the other Party. Each Party acknowledges that remedies at law may be inadequate to protect against its breach of this Agreement and hereby in advance agrees, without prejudice to any rights to judicial relief the other Party may otherwise have, to the granting of equitable relief, including injunctive relief, in the other Party’s favor without proof of actual damages.
     13. Representations/Warranties by Executive. Executive represents and warrants to the Corporation that the following statements are true and correct:
(a)	Executive is signing this Agreement voluntarily and is legally competent to do so.

(b)	Executive has been advised to consult, and has in fact consulted, an attorney of his own choice before signing this Agreement.

(c)	Executive has read and fully understands each of the provisions of this Agreement, he has been given sufficient and reasonable time to consider each of them and fully understands his rights under all applicable laws and the ramifications and consequences of his execution of this Agreement.

(d)	No promises, agreements or representations have been made to Executive to induce him to sign this Agreement, except those that are written in this Agreement.

(e)	Executive has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 7(a) (the “Executive’s Release”).

(f)	The consideration received by Executive for the Executive’s Release constitutes lawful and adequate consideration.

(g)	Executive has not engaged in any of the activities listed in subsections (a)-(g) of Section 6 hereof.

(h)	Executive waives any notice requirements under the Corporation’s by-laws with respect to any of the Board’s meetings to consider the approval of the terms and conditions of this Agreement.
     14. Representations/Warranties by the Corporation. The Corporation represents and warrants to Executive that the following statements are true and correct:
(a)	This Agreement has been duly authorized and executed by the Corporation.

(b)	The Corporation has not, in whole or in part, sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims covered by the release set forth in Section 7(b) (the “Corporation’s Release”).

(c)	The consideration received by the Corporation for the Corporation’s Release constitutes lawful and adequate consideration.
     15. Waiver of Rights. If on one or more instances either Party fails to insist that the other Party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such Party of any past, present, or future right granted under this Agreement; and the obligations of both Parties under this Agreement shall continue in full force and effect.
     16. Severability/Applicability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section or subsection. Each provision, section and subsection of this Agreement is separable from every other provision, section and subsection, and constitutes a separate and distinct covenant.
     17. Successors & Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators and personal representatives.
     18. Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given the next business day (or when received if sooner) if it is sent by (a) confirmed facsimile; (b) overnight delivery; or (c) registered or certified mail, return receipt requested, postage prepaid, and addressed, to the respective address of such Party specified below its or his signature below. Either Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth below using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner provided in this Agreement. Each Party irrevocably consents to service of process in connection with disputes arising out of this Agreement or otherwise in the manner provided for notices in this Section 18. Nothing in this Agreement will affect the right of any Party to service process in any other manner permitted by law. Nothing in this Section shall be construed to supercede the notices required under Sections 23 and 24 hereof.
     19. Section 409A Compliance. To the extent it is determined that payment under this Agreement would violate the six-month delay requirement of Section 409A of the Internal Revenue Code of 1986, as amended, any payment that otherwise would have been made during the six-month period will be paid in a single sum on the first day of the seventh month following the Date of Termination.

     20. Entire Agreement. This Agreement supersedes and replaces all prior and contemporaneous written or oral agreements relating to Executive’s employment, compensation and employment termination, but not including the NDNCA, any and all stock option or restricted stock agreements between Executive and the Corporation and any employee benefit plans or programs, including, without limitation, the Plans.
     21. Interpretation; Enforcement. This Agreement will be interpreted and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provision. Each Party hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction in this matter. Each Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.
     22. Amendment. No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized official of the Corporation.
     23. Delivery of Agreement to Corporation by Executive. If Executive decides to sign this Agreement, Executive agrees to immediately send the signed Agreement to the Corporation by registered or certified U.S. mail to the attention of V.P, Human Resources (address below) on the date it is signed by Executive. This Agreement shall be considered to have been delivered to and received by the Corporation at the address set forth above on the date it is received by the Corporation. The Agreement should be addressed as follows:
Joseph O’Brien
V.P. Human Resources
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15024
     24. Period of Revocation. Executive may revoke this Agreement for a period of seven (7) days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Joseph O’Brien, V.P. Human Resources and state, “I hereby revoke my acceptance of the Agreement and General Release.” The revocation must be personally delivered to him, or his designee, or mailed to Joseph O’Brien, V.P. Human Resources at the above-listed address and be postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Pennsylvania, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

     25. Executive Acknowledgement. Executive acknowledges that:
(a) Executive has had ample time to review all provisions of this Agreement and fully understands what those provisions mean.
(b) Executive has been encouraged by Corporation to review this Agreement with his or her legal counsel and other advisors, and has had ample time to do this.
(c) Executive is entering into this Agreement of Executive’s own free will and choice, without being pressured, forced or coerced into signing. Executive is in good health and of sound mind, and there is no reason why Executive would be unable to make a knowing and voluntary decision to agree to this Agreement.
(d) Executive is waiving and releasing any rights he may have under certain employment statutes, including the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Corporation agree that this waiver and release does not apply to any rights that or claims that might arise under the ADEA after the date of this Agreement.
PLEASE READ THIS DOCUMENT CAREFULLY. IT IS A LEGAL DOCUMENT. IT INCLUDES AN AGREEMENT BY EXECUTIVE TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST TOLLGRADE COMMUNICATIONS, INC, ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES (AND ALL EMPLOYEES, AGENTS AND OFFICERS OF SUCH ENTITIES).
EXECUTIVE IS HEREBY ADVISED THAT HE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE CORPORATION.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
     WITNESS:

/s/ Kristie L. Rosgone	/s/ Matthew J. Rosgone
Matthew J. Rosgone

	Address:	2105 Lauren Ridge Road
Jefferson Hills, PA 15025

TOLLGRADE COMMUNICATIONS, INC.

	By:	/s/Joseph G. O’Brien
	Name:	Joseph G. O’Brien
	Title:	V.P., Human Resources

	Address:	493 Nixon Road
Cheswick, PA 15024